PRESS RELEASE

                                                           FOR IMMEDIATE RELEASE

            UNIVERSAL DETECTION TECHNOLOGY COMPLETES PRIVATE OFFERING


     LOS ANGELES - JULY 7, 2004 - UNIVERSAL DETECTION TECHNOLOGY (OTCBB: UDTT) (FRANKFURT: PRCC.F), (UDT), announced the final closing of its private placement offering of units consisting of common stock, and warrants to purchase common stock. The aggregate gross proceeds from the offering (prior to payment of commissions and offering expenses) were $3.0 million. The company intends to use these proceeds for working capital and general corporate purposes. The offering was completed through Meyers Associates L.P, an NASD member securities firm.

     The securities being offered by the Company have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Neither the United States Securities and Exchange Commission nor any other regulatory agency has passed upon the merits of, or given its approval to, any securities offered or the terms of the Offering. Nor has the Securities and Exchange Commission or any other regulatory authority passed upon the accuracy or completeness of any offering circular or other selling literature. The securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. Any representation to the contrary is a criminal offense.

     This press release is not an offer to sell or the solicitation of an offer to buy any securities, and shall not constitute an offer, solicitation, or sale in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful.

ABOUT UNIVERSAL DETECTION TECHNOLOGY
     Universal Detection Technology (UDTT), founded in 1973, is a developer of monitoring technologies, including bio-terrorism detection devices. UDTT's technology, together with third party technologies and devices, has positioned the Company to capitalize on growth and value opportunities related to Homeland Security. Universal Detection Technology, in cooperation with NASA's Jet Propulsion Laboratory (JPL) has developed a bio-terror `smoke' detector, which combines JPL's spore detection technology with UDTT's aerosol capture device. For more information, please visit http://udtt.invrel.net or http://www.udetection.com

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES, WHICH MAY CAUSE A COMPANY'S ACTUAL RESULTS, PERFORMANCE AND ACHIEVEMENT IN THE FUTURE TO DIFFER MATERIALLY FROM FORECASTED RESULTS, PERFORMANCE, AND ACHIEVEMENT. THESE RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHER THINGS, THE FUNDING OF AMOUNTS OF CAPITAL ADEQUATE TO PROVIDE FOR THE WORKING CAPITAL NEEDS OF THE COMPANY, OUR ABILITY TO TIMELY AND COST EFFECTIVELY COMPLETE THE DEVELOPMENT OF OUR PRODUCTS TARGETED TO THE BIO-CHEMICAL AND MEDICAL MARKETS, COMMERCIAL ACCEPTANCE OF OUR PRODUCTS, PRODUCT PRICE VOLATILITY, PRODUCT DEMAND, MARKET COMPETITION AND GENERAL ECONOMIC CONDITIONS, AND OTHER FACTORS DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. WE UNDERTAKE NO OBLIGATION AND DO NOT INTEND TO REVISE OR UPDATE PUBLICLY ANY FORWARD LOOKING STATEMENTS FOR ANY REASON.

                                       XXX

Contact:
INVESTOR RELATIONS SERVICES, INC.
New Smyrna Beach, FL
Dan Kinnison
386.409.0200

UNIVERSAL DETECTION TECHNOLOGY
Los Angeles, CA
Jacques Tizabi, CEO
310.248.3655
jtizabi@ udetection.com